Exhibit 99.3

Sino Clean Energy, Inc. Announces New CWSF Orders Totaling $12.5 million

XI'AN, China, April 28 /PRNewswire-Asia-FirstCall/ -- Sino Clean Energy Inc. (Nasdaq:SCEI) ("Sino Clean Energy," or the "Company"), a leading producer and distributor of coal-water slurry fuel ("CWSF") in the People's Republic of China ("China"), today announced that the Company signed two new orders for CWSF at its Guangdong production facility in Dongguan city. Management expects to start delivering products for these one-year contracts at the beginning of May 2011.

Sino Clean Energy’s 300,000 metric ton (“MT”) CWSF facility commenced production in January 2011. These two new orders total 96,000 MT annually:

Name	Projected Annual Sales Volume	Projected Revenue

Yue Yuen International Co., Ltd.	60,000 MT	$7.6 million
Huizhou Hua Li Packaging Co., Ltd.	36,000 MT	$4.9 million
Total	96,000 MT	$12.5 million

“We are delighted to receive orders from two high quality customers,” began Baowen Ren, Chairman and Chief Executive Officer of Sino Clean Energy. “We believe these orders reflect the strong overall demand for CWSF we have witnessed in Dongguan. With the recent government incentives and mandates enacted in Dongguan, Guangdong province, we expect demand to remain robust for the next several years. Our Company, while providing quality service to existing customers, expects to speed up the construction of the 750,000 metric ton production line at our Guangdong production facility to meet growing customer demand and to expand our market share.”

About Sino Clean Energy

Sino Clean Energy is a U.S. publicly traded company and a China-based producer and distributor of coal-water slurry fuel ("CWSF"). With locations in Shaanxi Province, Liaoning Province, and Guangdong Province, Sino Clean Energy is one of the leading CWSF producers in China. For more information about Sino Clean Energy, please visit http://www.sinocei.net.

Safe Harbor Statement

This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to uncertainties in product demand, the impact of competitive products and pricing, our ability to obtain regulatory approvals, changing economic conditions around the world and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, please contact:
COMPANY
Ming Li
Assistant to the Chairman
+86-29-8406-7376
marin_lm@163.com

INVESTOR RELATIONS:
HC International, Inc.
Ted Haberfield
Executive VP
+1-760-755-2716
thaberfield@hcinternational.net